Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of our acquisition of network processing and ADSL assets, which for purposes of the unaudited pro forma condensed consolidated financial information we refer to as the Broadband Products Product Line, or the Product Line, that we purchased from Analog Devices, Inc., or ADI. This acquisition has been accounted for using the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet and statement of operations have been derived from the historical audited consolidated financial statements and notes thereto of Ikanos in our Annual Report on Form 10-K for the year ended December 31, 2005 and the Product Line included herein and should be read in conjunction therewith.

On February 17, 2006, we completed the acquisition. Pursuant to the asset purchase agreement and related documents, Ikanos acquired network processing and ADSL assets from ADI, including broadband products, related technology, intellectual property and development and support teams, for $30.6 million in cash and incurred estimated transaction costs of $1.8 million related thereto.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 gives pro forma effect to the acquisition as if it occurred on December 31, 2005 and, due to the different fiscal period ends, combines the historical condensed consolidated balance sheet of Ikanos at December 31, 2005 and the condensed consolidated balance sheet of the Product Line at October 29, 2005. The Ikanos condensed consolidated balance sheet information was derived from its audited consolidated balance sheet as of December 31, 2005. The condensed balance sheet of the Product Line was derived from the audited consolidated balance sheet of the Product Line as of October 29, 2005.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 gives pro forma effect as if the acquisition had been consummated on January 1, 2005 and, due to different fiscal period ends, combines the historical results of Ikanos for the year ended December 31, 2005 and the historical results of the Product Line for the year ended October 29, 2005. The Ikanos condensed consolidated statement of operations for the year ended December 31, 2005 was derived from its audited consolidated statement of operations for the fiscal year ended December 31, 2005. The condensed consolidated statement of operations of the Product Line for the year ended October 29, 2005 was derived from the audited consolidated statement of operations of the Product Line for the year ended October 29, 2005.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results. The pro forma information should be read in conjunction with the accompanying notes hereto, our historical financial statements and related notes thereto and the Product Line’s historical financial statements and related notes thereto, in each case.

The unaudited pro forma adjustments give effect to events that are considered to be directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact.

The acquisition will be accounted for using the purchase method of accounting. The pro forma information  presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired, available information and assumptions, and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements will depend on a number of factors, including additional information available after the closing date of the acquisition. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation related to the acquisition is dependent on, among other things, the finalization of asset valuations. As of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair values of the assets we acquired and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note 2 under “Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,” to the assets acquired based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the acquisition. Any final adjustment will change the allocations of the purchase price, which could affect the fair value assigned to the assets and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Historical
	Ikanos at December 31, 2005	Product Line at October 29, 2005	Net assets not being acquired (Note 3a)	Pro forma adjustments (Note 3)		Pro forma Ikanos
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$93,920	$106	$(106)	$(32,384)(b	)	$61,536
Accounts receivable—trade	11,015	10,734	(10,734)			11,015
Inventories	9,125	3,258		652 (c	)	13,035
Prepaid expenses and other current assets	2,235	1,303	(1,303)			2,235
Total current assets	116,295	15,401	(12,143)	(31,732)		87,821
Property and equipment, net	8,384	1,655		(30)(c	)	10,009
Acquired intangible assets	—	—		17,900 (d	)	17,900
Goodwill	—	7,461	(7,461)	6,049 (e	)	6,049
Other assets	916	116	(116)			916
Total assets	$125,595	$24,633	$(19,720)	$(7,813)		$122,695
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,371	$4,376	$(4,376)			$8,371
Accrued liabilities	11,284	3,418	(3,418)			11,284
Capital lease obligations, current portion	315	—				315
Notes payable, current portion	698	—				698
Total current liabilities	20,668	7,794	(7,794)			20,668
Capital lease obligations, net of current portion	223	—				223
Notes payable, net of current portion	728	—				728
Other liabilities	—	3	(3)			—
Total liabilities	21,619	7,797	(7,797)			21,619
Total stockholders' equity	103,976	—		(2,900)(f	)	101,076
Total parent company investment in Broadband Products Line	—	16,836	(11,923)	(4,913)		—
Total liabilities and stockholders' equity	$125,595	$24,633	$(19,720)		$(7,813)	$122,695

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended Ikanos December 31, 2005	Product Line Year ended October 29, 2005	Pro forma Adjustments (Note 3)		Pro forma Ikanos
	(in thousands, except per share data)
Net revenues	$85,071	$53,240			$138,311
Costs and expenses:
Cost of revenue	39,281	34,853	$1,275 (g	)	75,409
Research and development	28,439	17,654	500 (g	)	46,593
Selling, general and administrative	15,532	11,345	866 (g	)	27,743
Total costs and expenses	83,252	63,852	2,641		149,745
Income (loss) from operations	1,819	(10,612)	(2,641)		(11,434)
Interest income, net	1,218	—	(1,218)(h	)	—
Income (loss) before income taxes	3,037	(10,612)	(3,859)		(11,434)
Provision for Income taxes	(295)	(595)			(890)
Net income (loss)	$2,742	$(11,207)	$(3,859)		$(12,324)
Basic net income (loss) per share	$0.14				$(0.65)
Diluted net income (loss) per share	$0.13				$(0.65)
Weighted-average number of shares in calculating net income (loss) per share:
Basic	19,002				19,002
Diluted	21,161				19,002

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Basis of presentation

                The unaudited pro forma condensed consolidated financial information gives effect to our acquisition of the Product Line based on the assumptions set forth in the notes hereto. The acquisition will be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" using the purchase method of accounting under which we are the acquiring entity. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed consolidated financial statements, is allocated to the net tangible and intangible assets of the Product Line acquired in connection with the asset purchase agreement based on the fair values as of the completion date of the acquisition. Management has estimated the fair value of the assets acquired. In determining these fair values, management has considered the net realizable value attributable to net tangible and intangible assets of the Product Line. Management's preliminary valuation of the fair value of assets acquired was based on the actual net tangible and intangible assets of the Product Line that existed as of the date of the completion of the acquisition.

2. Preliminary purchase price allocation

                On February 17, 2006, we acquired the Product Line for $30.6 million in cash, and incurred estimated transaction costs of $1.8 million related thereto. In addition, we may incur severance payments associated with the transaction of up to approximately $600,000.

                Under the purchase method of accounting, the total estimated purchase price as shown in the table is allocated to the Product Line's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. The estimated purchase price allocation is as follows:

(in thousands)
Tangible assets	$5,535
Goodwill	6,049
Amortizable intangible assets:
Existing technology	4,600
Patents/core technology	2,000
Trademarks	1,000
Customer relationships	3,000
Order backlog	1,200
Non-competition agreement	100
Transition services	1,000
Favorable supply arrangement	5,000
Total intangibles	17,900
In-process research and development	2,900
Total purchase price	$32,384

                Amortizable Intangible Assets

                Existing technology comprises products that have reached technological feasibility and includes the Eagle and Fusiv products. We valued the existing technology utilizing a discounted cash flow, or DCF, model, which uses forecasts of future revenues and expenses related to the intangible asset. We utilized a discount rate of 20% for existing technology and are amortizing on a straight-line basis the intangible assets over their estimated useful life of three to four years.

                Patents/core technology represents a series of awarded patents, filed patent applications, and core architectures that are used in the products and form a major part of the architecture of both current and planned future releases. We valued patents/core technology using the royalty savings method, which represents the benefit of owning this intangible asset rather than paying royalties for its use. We utilized a royalty rate of 2% and a discount rate of 26% for the patents/core technology and are amortizing on a straight-line basis this intangible asset over its estimated useful life of four years.

                The trademark assets were determined using the royalty savings method, which represents the benefit of owning an intangible asset rather than paying royalties for its use. We utilized a royalty rate of 0.5% and a discount rate of 22% for the trademark and are amortizing on a straight-line basis this intangible asset over its estimated useful life of three to five years.

                The customer relationships asset relates to the ability to sell existing and future versions of products to existing customers and has been estimated using the income method. We valued customer relationships utilizing a DCF model and a discount rate of 22% and are amortizing on a straight-line basis the intangible asset over its estimated useful life of five years.

                The order backlog asset represents the value of the sales and marketing costs required to establish the order backlog and was valued using the cost savings approach. We expect these orders to be delivered and billed within three to six months. The order backlog will be amortized in proportion to the value of the backlog shipped.

                We valued the non-competition agreement with ADI by estimating the effect on our future net revenues and cash flows if a non-compete were not in place, thereby allowing ADI to re-enter the market and compete with us. We utilized a discount rate of 22% for the non-compete agreement and are amortizing the intangible asset on a straight-line basis over the three year term of the agreement.

                The transition services asset represents the $1.0 million of transition services that we are entitled to receive from ADI with no obligation to pay.

                The favorable supply arrangement represents a credit for future purchases from a supplier by the Product Line and will be amortized in proportion to the value of related purchases from a supplier, expected to be utilized over nine to 12 months.

                Of the total purchase price, $2.9 million has been allocated to in-process research and development, or IPRD, and will be expensed in the quarter ending March 31, 2006. Projects that qualify as IPRD represent those that have not yet reached technological feasibility and which have no alternative future use. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirements. The value of IPRD was determined by considering the importance of each project to our overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value based on the percentage of completion of the IPRD projects. We utilized the DCF model to value the IPRD using discount rates ranging from 28% to 35%, depending on the estimated useful life of the technology.

                Goodwill

                Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro forma adjustments

                The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

(a)           Represents an adjustment for assets and liabilities not acquired as part of the terms of the acquisition agreement.

(b)           Represents an adjustment to record payment of $32.4 million in cash, which includes estimated transaction costs of $1.8 million.

(c)           Represents an adjustment to record inventories and fixed assets at fair value.

(d)           Represents an adjustment to record intangible assets of $18.2 million.

(e)           Represents an adjustment to record goodwill of $6.0 million based on values of tangible assets at October 29, 2005.

(f)            Represents an adjustment to record IPRD charge of $2.9 million. This adjustment is a non-recurring charge and therefore has been reflected in the pro forma balance sheet only.

(g)           Represents an adjustment to record amortization of the acquired intangible assets as follows (in thousands):

Existing technology, allocated to cost of revenue	$1,275
Patents, allocated to research and development	500
Trademarks, customer relationships, and non-compete, allocated to selling, general and administrative	866

(h)           Represents an adjustment to reduce interest income for cash used in the acquisition.

4. Non-recurring adjustments

                Due to their non-recurring nature, the following charges have been excluded from the unaudited pro forma condensed consolidated statement of operations:

Charges for IPRD, order backlog and the favorable supply arrangement;

Transition services; and

Costs incurred by the Product Line directly attributable to the acquisition.